For Immediate Release

Gasco Energy Announces Closing of $65 Million of 5.50% Convertible
Senior Note Offering

DENVER—Oct 20, 2004—Gasco Energy, Inc. (OTCBB: GASE), an acquirer and exploiter of petroleum and natural gas properties in the United States, today announced that it has closed its previously announced private offering of $65 million 5.50% Convertible Senior Notes due 2011. The notes were issued at par. The principal amount of the notes reflects the exercise of the option by the initial purchasers to purchase up to an additional $20 million of the notes. Net proceeds from the private offering will be used to fund capital expenditures to develop oil and gas properties, working capital and general corporate purposes, which may include future acquisitions of interests in oil and gas properties.

The notes are convertible into Gasco Energy common stock at a conversion rate of 250 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of $4.00 per share), which is subject to certain adjustments. The Company will have a call option, pursuant to which it may redeem the securities, in part or in whole, on or after October 10, 2009, at 100% of the principal amount if the closing price of the common stock exceeds 130% of the conversion price, in accordance with conditions specified in the offering memorandum.

The notes were sold only in the United States to qualified institutional buyers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Neither the notes nor the shares of the Company’s common stock into which they are convertible have been registered under the Securities Act of 1933, as amended, or any state securities laws, and they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The notes are eligible for trading in accordance with Rule 144A under the Securities Act of 1933.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Gasco Energy

Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044